UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No._____)

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☑ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement

DYNAMIC NATURAL RESOUCES, INC.
(Name of Registrant As Specified in Charter)

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DYNAMIC NATURAL RESOURCES, INC.
78 South Street
Suite 202
Wrentham, MA 02093

Dear Shareholders:

We are writing to advise you that we intend to undertake the following actions as was approved on April 1, 2008, by our Board of Directors:

1.	Approve the term sheet providing for the acquisition of Universal Tracking Solutions, Inc.
2.	Approve the issuance of common stock on a 10:1 ratio to the holders of record on September 15, 2006; and
3.	Approve a reverse-split of one (1) share for every ten (10) shares of the Company’s issued and outstanding common stock with a record date of April 15, 2008.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying information statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with §78 of the Nevada Revised Statutes and Rule 14C of the Securities Exchange Act of 1934, as amended. This Information Statement is first mailed to you on or about ________________.

Please feel free to call us at (508) 463-6290 should you have any questions on the enclosed Information Statement.

For the Board of Directors of DYNAMIC NATURAL RESOURCES, INC.

By:	/s/ Scott Masse
Scott Masse
CEO

DYNAMIC NATURAL RESOURCES, INC.
78 South Street
Suite 202
Wrentham, MA 02093
Telephone: (508) 463-6290

INFORMATION STATEMENT REGARDING
ACTION TO BE TAKEN BY WRITTEN CONSENT OF
MAJORITY SHAREHOLDER
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the shareholders of Dynamic Natural Resources, Inc. in connection Board resolution authorizing the following actions:

1.	Approve the term sheet providing for the acquisition of Universal Tracking Solutions, Inc. (“UTS”)
2.	Approve the issuance of common stock on a 1:10 ratio to the holders of record on September 15, 2006; and
3.	Approve a reverse-split of one (1) share for every ten (10) shares of the Company’s issued and outstanding common stock with a record date of April 15, 2008.

Following the approval of the above corporate actions, the Company will be recapitalized.  The board resolution, as amended, provides that: 1) The Company will acquire 100% of UTS’ issued and outstanding shares; UTS will merge with a subsidiary of the Company, and The Company will issue shares to UTS current shareholders on a 1:1 basis, 2) the Company will effect a reverse-stock split prior to the share exchange, and 3) the Company will issue prior to the reverse-split common stock to shareholders of record as of September 15, 2006 in a 1:6 ratio (with the dividend being.

This action will become effective __________, 2008, or as soon thereafter as practicable (the "Effective Date") in accordance with the written consent of the holders of a majority of our issued and outstanding voting securities in accordance with the relevant sections of the Nevada Revised Statutes.

Our voting securities consist of solely our common stock and each share of common stock is entitled to one vote.  As of March 31, 2008, there were 27,469,857 shares of our common stock outstanding.

The reverse split is not intended to take the Company private.

There are no plans to acquire any other business with our stock.

History of the Proposed Actions

In July 2006, the Company participated in the founding of UTS as a subsidiary of the Company.  The Company was a majority shareholder of UTS.  Soon thereafter, the Company published announcements that it was going to spin off UTS to the Company’s shareholders of record as of September 15, 2006.  Meanwhile, UTS had been raising private equity funds and had intended to register the private investors’ UTS shares for re-sale.  The poor timing of the Company’s announcements generated comments from the Securities and Exchange Commission that led UTS to conclude that it and its shareholders had become statutory underwriters, with the result being that a re-sale registration was not possible and that any registered offering would have to be conducted at a fixed price.  UTS believed that it could not succeed under its current financial circumstances in creating a market for its shares at a price above what its initial investors had paid. Further, it was taking more than one and a half years to get its registration statement approved. UTS elected to withdraw its registration statement.

The Company’s shareholders of record as of September 15, 2006 have expected a distribution of the Company’s 4,000,000 UTS shares, on a 1:6 basis, which has not been forthcoming due to the inability of UTS to get a registration statement approved.

A reverse-split of the Company’s common stock will boost the price per share and at the same time will enable UTS shareholders to exchange their shares for Company shares at a ratio that will not require the Company to increase its number of authorized shares.  A reverse-split is also a condition precedent to completion of the share exchange transaction.

The Remedial Plan

The Company proposes to remedy the above concerns by: (1) acquiring UTS, (2) distributing Company shares to its September 15, 2006 shareholders, and (3) executing a reverse-split of its common stock.  UTS will appoint two (2) directors to the Company’s board of directors, Messrs. Keith A. Tench and Terrell J. Horne.

There are two reasons for effecting a reverse-split.  One reason is that the Company’s stock price has been trading in 2008 prior to the reverse-split at around $0.02/share.  The depressed stock price is reflective of the fact that the Company’s current oil and gas enterprise has not achieved the growth expected.  By effecting a reverse-split, the Company’s shares will initially trade at approximately ten times its March 2008 market price.  The other reason is that a reverse-split effects a parity between the relative pre-split valuations of the Company and UTS.  UTS has made significant progress in the execution of its business plan, and the Company and UTS believe that the combined enterprise will yield a greater overall value to the Company’s shareholders.  However, UTS believes and the Company agrees that if a reverse-split is not effected prior to the acquisition of UTS that UTS’ shareholders would be owners of more than all of the authorized common stock of the Company.  A shareholder vote would be required to increase the Company’s authorized shares before acquiring UTS.  The reverse-split is not expected to result in federal tax consequences for shareholders.

UTS’ shareholders have approved the proposed plan of share exchange.

The acquisition of UTS also enables the September 15, 2006 Company shareholders to have an indirect 100% collective interest in UTS instead of the direct collective 31% interest these shareholders would have had in UTS had the Company executed its distribution of UTS common stock.  By issuing the September 15, 2006 shareholders ten (10) Company shares for every one (1) Company share held on September 15, 2006, these shareholders will be rewarded for their patience and will receive stock in a more favorable ratio as expected, albeit they will participate in UTS through its success as our subsidiary instead of receiving shares of UTS directly. The September 15, 2006 Company shareholders will receive a total of 40,000,000 pre-reverse-split Company shares (effectively 4,000,000 post-split shares distributed pro rata on a 1:6 basis), while in 2006 they would have received 4,000,000 UTS shares on a 1:6 basis.  The distribution is expected to be accounted for as a taxable dividend.

Current Company shareholders will be diluted after the effective date of the proposed remedial plan.

The elimination of the need for a special meeting of the shareholders to approve the Amendment is authorized by §78.320 of the Nevada Revised Statutes.  This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize the written consent of the majority shareholders of the Company.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Description of Company Stock

Dynamic is currently authorized to issue 100,000,000 shares of common stock with a par value of $.0001 per share.

Each outstanding share of Dynamic common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors.  A majority of the shares entitled to vote is required to approve any matter submitted for a vote.  There is no cumulative voting with respect to the election of directors.  A quorum requires that the holders of a majority of the outstanding shares of common stock be present, either in person or by proxy.  The holders of Dynamic common stock possess the exclusive voting power.

Holders of Dynamic common stock have no conversion or redemption rights or preemptive rights to subscribe for any of Dynamic’s common stock.  All shares of Dynamic common stock have equal dividend, liquidation and other relative rights.

Holders of Dynamic common stock are entitled to dividends on a pro rata basis upon a declaration of dividends by the board of directors. Dividends are payable only out of funds legally available for the payment of dividends.  The board is not required to declare dividends and it is expected that the board of directors of Dynamic, following the Share Exchange, will retain earnings to finance the development of Dynamic’s business.

There are no provisions in the Dynamic Certificate of Incorporation or By-Laws that would delay, defer or prevent a change in control of Dynamic.

Description of Dynamic Natural Resources, Inc.

Dynamic was incorporated in the State of Nevada on November 29, 2005. Formerly known as Value Consulting, Inc., the Company changed its name to Dynamic Natural Resources, Inc. in September, 2007. Dynamic was created to pursue an interest in the burgeoning oil and gas market and is pursuing oil producing assets in the Illinois basin.  Our principal executive office is located at 78 South Street, Wrentham, MA 02093, and our telephone number is (508) 463-6290. We currently have two employees, both officers of the Company, and work primarily through independent contractors to operate and manage our lease interests. Our common stock is traded on the OTCBB under the ticker symbol “DNRI”. Our website address is www.dynamicnaturalresources.com.

For the fiscal year ended December 31, 2007, Dynamic had total assets of $351,521 and total liabilities of $24,773.  Dynamic had a net loss of $554,527.

At March 31, 2008 Dynamic had total assets of $344,062 in cash and total liabilities of $16,577.  Dynamic had a net loss of $23,563 for the three month period ended March 31, 2008.

Dynamic is not presently a party neither to any material litigation, nor to the knowledge of management, is any such litigation threatened.

Dynamic’s audited Financial Statements are included in its Form 10-KSB, filed on March 24, 2008, and its unaudited quarterly financial statements are included in its Form 10-QSB filed on May 13, 2008.  Both documents are available at the Securities and Exchange Commission’s website, at www.sec.gov, by following the link to “Filing and Forms (EDGAR),” then “Search for Company Filings”, then “Companies & Other Filers” and then entering the word DYNAMIC NATURAL RESOURCES, INC.

Description of Universal Tracking Solutions, Inc.

UTS was incorporated in the State of Nevada on July 19, 2006. UTS is a provider of global positioning system (GPS) asset tracking systems. UTS’ systems are typically applied to monitor fleets of motor vehicles.

UTS produces and services a world wide web-based asset tracking technology primarily designed to track the location, speed, and heading of a customer’s motor vehicle in real time. Customers purchase and install UTS’ monitoring device in their motor vehicle.  Using integrated GPS and wireless communications technologies, the device broadcasts data to UTS. Customers then use its proprietary web site to remotely monitor and control their motor vehicle containing the UTS device, whether the vehicle is in authorized or unauthorized use.

UTS’ software platform can be customized to the customer’s needs. UTS applications and code are written on an open interface so it can integrate with legacy systems worldwide. Key features of our GPS tracking systems include:

•	Real-time location tracking
•	Historical location tracking
•	Alarm monitoring
•	Device configuration
•	System configuration

OUR PRINCIPAL SHAREHOLDERS

As of March 31, 2008, there were 27,469,857 shares of our common stock outstanding.  Our common stock is the only class of voting securities. Each share of common stock has one vote per share.

The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

a. each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;
b. each director;
c. each executive officer; and
d. all executive officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Common Stock	Daniel Seifer	10,402,700	37.87%
Common Stock	Scott R. Masse	1,710,000	6.23%
Common Stock	Gerald Schiano	-	-%
Total as a group		12,112,700	44.09%

Unless otherwise indicated, the address of each beneficial owner in the table set forth above is care of Dynamic Natural Resources, Inc., 78 South Street, Suite 202, Wrentham, MA.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person may be considered to be the beneficial owner of securities he owns and that can be acquired upon the exercise of options, warrants, convertible securities or other understandings.

COMBINED BENEFICIAL OWNERSHIP OF COMMON STOCK AFTER THE EFFECTIVENESS OF THE REMEDIAL PLAN

Following the effectiveness of the Remedial Plan, we will have approximately 14,166,534 shares of common stock, par value $0.0001 per share, issued and outstanding.  The tables below describe the post reverse-split effects of the recapitalized Company and the beneficial ownership of:

a. each person who will be the beneficial owner of more than 5% of the outstanding shares of voting securities;
b. each director;
c. each executive officer; and
d. all executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned		% of Total Issued and Outstanding
Daniel Seifer	4,948,474	(1)	34.9%
Keith A. Tench	2,590,000		18.3%
Mark Seifer (2)	866,583		6.1%
Terrell J. Horne	200,000		1.4%
Scott R. Masse	171,000		1.2%
Gerald Schiano	-		-
All officers and directors as a group	7,909,474		55.8%

(1) Includes 2,154,071 shares owned by Smarts Financial Services, Inc., a company controlled by Daniel Seifer, and 251,633 shares owned Daniel Seifer's spouse.
(2) Mark Seifer is the father of director Daniel Seifer.

The following table sets forth the name and, as of the Effective Date of the UTS acquisition, the age and position of each officer and director of our company.

Name	Age	Position
Keith A. Tench	37	Director, CEO of UTS
Daniel Seifer	31	Director
Terrell Horne	27	Director, CFO of UTS
Scott Masse	34	Director, CEO of Dynamic Resources, Inc.
Gerald Schiano	48	Director, CFO of Dynamic Resources, Inc.

Background of Executive Officers, Directors and Significant Employees

Daniel Seifer -Mr. Seifer joined UTS as a director at its inception. Mr. Seifer has spent the last 12 years as a public company consultant though his company Smarts Financial Services, Inc. Mr. Seifer’s consulting services include the provision of advice in the realms of investor relations, public relations, capital formation, and mergers and acquisitions. Mr. Seifer has been a director since August 2006 of the Company and was its CEO and chairman of the board between approximately August 2006 and August 2007. Mr. Seifer graduated from Michigan State University with a degree in engineering and a minor in business.

Scott Masse -Mr. Masse was born on April 2, 1974 in Providence, RI.  He attended Boston College graduating with a Bachelors degree in finance and accounting in 1996.  Mr. Masse currently has Series 7, Series  9, and Series 10 Licenses.   Mr. Masse is currently married to Ms. Lisa Masse who is unemployed.  Currently Mr. Masse is a director and CEO of the Company.  He has held both positions since August, 2008.  Prior to this position, Mr. Masse a financial advisor with Options Xpress (11/2006-08/2007), Summit Brokerage (11/2005-11/2006), First Union/Wachovia (01/2001-11/2005), Legg Mason (10/1998-06/2001), Smith Barney (10/1996-10/1998).  During these period of prior employment, Mr. Masse primary function was as a stock broker.

Gerald Schiano -Mr. Schiano was born on November 15, 1959 in Providence Rhode Island.  He attended Rhode Island College and graduated with a Bachelors degree in 1981.  Since September, 2007, Mr. Schiano has worked for the Company as the Chief Financial Officer, Chief Operations Officer and Treasurer.  Mr. Schiano has worked for Papst Mechatronic, as a controller (1982-1987), as a chief accountant at Gilbane Building (1981-1982).  Mr. Schiano has been involved in litigation regarding his status as the personal guarantor of a corporate loan.

Keith A. Tench -Mr. Tench has been Chairman and CEO of UTS since inception. Mr. Tench is responsible for UTS’ growth and development. Prior to UTS, Mr. Tench spent the past twelve years: working as president of a GPS company called Navicom GPS, a subsidiary of NowAuto Group, Inc. (OTCBB: NAUG)(from January 2005 to June 2006); one year as a global account executive at Alltel, and eight years as a global account executive at AT&T Wireless (where he was responsible for the advancement of Hewlett-Packard, Compaq Computers and Agilent Technologies). Mr. Tench coordinated a national team of over 80 representatives that provided sales implementations with remote national locations. His experience and knowledge of the industry are valuable assets to the Company’s wireless and GPS-based product line. Mr. Tench graduated from Sonoma State University with a bachelor of arts in communication and information studies.

Terrell J. Horne –Mr. Horne was born on July 16, 1980 in Baytown, TX.  Mr. Horne attended Southwest Texas State.  Mr. Horne has consented to becoming a director of the Company, and currently holds the office of Chief Financial Officer at UTS.  Prior to this position, Mr. Horne worked in sales and finance at the Navicom Corporation (11/2004-06/2006)

Compensation of Directors

Our directors receive no compensation as members of our board. Our directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at board meetings. The following table summarizes compensation that our current directors earned during 2007 and 2006 for services as members of our Board of Directors.

	Year	Fees Earned or Paid in Cash	Options Awarded	All Other Compensation	Total
Daniel Seifer	2007	$-	$-	$-	$-
	2006	-	-	-	-
					-
Scott R. Masse	2007	-	-	-	-
	2006	-	-	-	-
					-
Gerald Schiano	2007	-	-	-	-
	2006	-	-	-	-

This Information Statement is first being mailed on or about _____________ to our shareholders and is being delivered to inform you of the corporate actions described herein in accordance with 14c-2 of the Securities Exchange Act of 1934. No dissenter's rights are afforded to our shareholders under Nevada law as a result of the reverse-split, but dissenter’s rights apply to the other corporate actions proposed herein.

THE REVERSE-SPLIT

Background and Purpose

The Company was a founding shareholder of UTS in July 2006 and retained 4,000,000 shares of UTS common stock.  The Company quickly announced plans to spin-off UTS or distribute its UTS shares as a dividend to its shareholders, on a one-for-six basis, but the transaction never occurred.  Meanwhile, UTS engaged in private capital raising efforts between August 2006 and February 2007 while attempting to register for re-sale these same securities. Ultimately, UTS’ attempts to get its registration statement approved by the U.S. Securities and Exchange Commission (“SEC”) while simultaneously positioning the existing shareholders to be able to liquidate their investments at a profit were abandoned due to lack of capital to correct the registration statement and comply with probable state blue sky requirements.

Management of UTS and the Company tentatively agreed in April 2008 to return UTS to subsidiary status, enabling UTS shareholders to own relatively liquid stock of the Company while boosting the Company’s financial statements with UTS’ promising operations.

By agreeing to acquire UTS, the Company eliminated the possibility that it could meet its outstanding overture to the September 15, 2006 shareholders to give them stock in UTS, because after the acquisition of UTS the Company will be the 100% owner of UTS. UTS’s management likewise would prefer at this juncture that UTS not be a stand-alone publicly owned company.  Therefore, to accommodate the interests of the September 15, 2006 shareholders, the Company gave them one (1) share of post-split Company common stock for every six (6) shares they held, which will enable them to own UTS indirectly and to participate in UTS’ financial performance as it will be consolidated with the Company’s.

As a result of the execution of the term sheet, as a condition precedent the Company effected a 10:1 reverse-split. The purpose of the reverse-split was to increase the Company’s share price from approximately $0.02 to $0.20 while at the same time enabling the UTS shareholders to receive common stock without causing a need to amend the Company’s articles of incorporation to increase its authorized stock.  The relative dilution of the Company’s shareholders is reflective of UTS relative anticipated contribution to the Company in comparison with its current lack of financial performance.

The following table illustrates the dilutive effects of the reverse-merger after including the stock issuance to the September 15, 2006 shareholders and the acquisition of UTS:
	Pre-Split Number of Shares	%	Post-Split Number of Shares	%
Shareholders of record on April 15, 2008	30,840,340	40.7	3,084,034	21.8
Shareholders of record on Sept. 15, 2006	40,000,000	59.3	4,000,000	28.2
Former UTS shareholders	0	0	7,082,500	50.0

Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase our common stock at its current price levels. No assurance exists that the opinions of the Company will prove correct.

For these reasons our Board of Directors has chosen to adopt and recommend the share split. We are not, however, a party to any binding agreement, acquisition agreement or agreement to raise additional working capital other than which has been publicly announced, nor can we be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock or increase our abilities to enter into financing arrangements in the future.

The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total shareholders' equity. All share and per share information will be retroactively adjusted following the Effective Date to reflect the reverse stock split for all periods presented in future filings.

Description of the Reverse-Split Transaction

As of March 31, 2008, there were 27,469,857 shares of our common stock outstanding.  Our common stock is the only class of voting securities. Each share of common stock has one vote per share.

The reverse stock split had the following effects upon our common stock:

1. The number of shares owned by each holder of common stock was reduced tenfold;

2. The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 27,469,857 shares of our common stock to approximately 2,746,985 shares, subject to rounding and the issuance of 3,370,490 pre-split shares pursuant to Regulation D.

3. The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

4. The par value of the common stock will remain $0.0001 per share;

5. The stated capital on our balance sheet attributable to the common stock will be decreased 10 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

6. All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 10 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the reverse stock split.

The reverse stock split will not affect the number of our authorized shares of common stock which will remain at 100,000,000 shares.

Because the market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding, including our performance, general economic and market conditions and other factors, many of which are beyond our control, the market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

Manner of Effecting the Stock Split

NASDAQ effected the reverse stock split on April 16, 2008 (the Effective Date of the reverse-split), and the split was reported to our stock transfer agent.  NASDAQ increased the quote of our common stock by a factor of 10.

Following the Effective Date, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the effect of the reverse stock split, but this in no way will effect the validity of your current share certificates. The reverse split occurred on the Effective Date without any further action on the part of our shareholders. After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/10th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Florida Atlantic Stock Transfer, Inc. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates if the restriction period has not expired. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.

Certain Federal Income Tax Consequences

The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the shareholder's holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a shareholder's original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

Rights of Dissenting Stockholders

Under Nevada Law shareholders are entitled to dissenter’s rights of appraisal with respect to the share exchange with UTS shareholders and with respect to the issuance of shares to the shareholders of record on September 15, 2006.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under Title 7 of the Nevada Revised Statutes, referred to as the NRS, and is qualified in its entirety by the full text which is comprised of Chapter 92A, which is reprinted in its entirety as Appendix C to this information statement.  Any Dynamic shareholder who desires to exercise his or her dissenters’ rights should review carefully sections 420 (Prerequisites to Demand for Payment for Shares), section 440 (Demand for Payment and Deposit of Certificates; Retention of Rights of Stockholder), and section 460 (Payment for Shares, General Requirements) is urged to consult a legal advisor before electing or attempting to exercise his or her rights.  All references in Chapter 92A to a “shareholder” and in this summary to a “Dynamic shareholder” or a “holder of Dynamic stock” are to the record holder of shares as to which dissenters’ rights are asserted.

Dynamic stockholders who oppose or dissent to the Share Exchange have a right to receive cash, in exchange for their shares of Dynamic common stock, for the fair value of their Dynamic common stock in accordance with procedures prescribed by Nevada law.

Dynamic stockholders who oppose the Share Exchange may elect to receive payment in cash for their shares of Dynamic common stock.  If you elect to receive payment in cash for your Dynamic common stock, you must notify Dynamic in writing on or before __________, 2008, state the number of shares you wish to sell, and enclose a properly endorsed share certificate(s) representing the number of shares of Dynamic common stock being surrendered.  Upon receiving such notice, together with the properly endorsed share certificate(s), Dynamic’s board of directors will determine the fair value of your shares.

Any Dynamic stockholder who contemplates exercising a dissenter’s right to receive cash for the fair value of his or her common stock is urged to read carefully sections 420, 440, and 460 of Chapter 92A of Title 7 of the Nevada Revised Statutes, attached to this Information Statement as Appendix C.

Subject to the exceptions stated below, holders of Dynamic stock who comply with the applicable procedures summarized below will be entitled to dissenters’ rights.

What Are Dissenters’ Rights?  Dynamic shareholders who follow the proper procedures will be entitled to receive from Dynamic the fair value of their shares, calculated as of the close of business on the date on which Dynamic’s shareholders approved the Share Exchange.  Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the Share Exchange.  Dynamic shareholders who elect to exercise their dissenters’ rights must comply with all of the procedures to preserve those rights.

Notice of Intention to Dissent.  If you wish to exercise your dissenters’ rights, you must follow the procedures set forth in Appendix C.  You must file a written notice of intention to demand the fair value of your shares with the Chairman of the Board of Dynamic prior to [Date].  You must not vote your shares in favor of the proposed action.  The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment.  The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares.

If you assert your dissenters’ rights, you must ensure that Dynamic receives your demand form and your certificates on or before the demand deadline, which will be 30 days after the date of the notice of approval.  All mailings to Dynamic are at your risk.  Accordingly, Dynamic recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail only, by overnight courier or by hand delivery.

If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with Dynamic, each within the specified time periods, you will lose your dissenters’ rights under the Nevada Revised Statutes.  You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by completion of the Share Exchange.

Payment of Fair Value by Dynamic.  All dissenters, wherever residing, whose demands have not been settled will be made parties to any appraisal proceeding.  The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value.  Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter’s shares, plus interest, or if Dynamic previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter’s shares is found to exceed the amount previously remitted, plus interest.

A DISSENTING STOCKHOLDER MUST STRICTLY ADHERE TO THE PROCEDURAL STEPS PRESCRIBED BY CHAPTER 92A IN ORDER TO PERFECT DISSENTERS’ RIGHTS.  THE FAILURE OF A DYNAMIC STOCKHOLDER TO COMPLY WITH THESE PROCEDURAL STEPS WILL RESULT IN THE STOCKHOLDER RECEIVING DYNAMIC SHARES IN EXCHANGE FOR HIS OR HER DYNAMIC SHARES BASED ON THE EXCHANGE RATIO SET FORTH IN THE SHARE EXCHANGE AGREEMENT.

PRO FORMA FINANCIAL INFORMATION

We prepared the pro forma information based upon the financial statements of Dynamic and UTS giving effect to the proposed transaction under the assumptions and adjustments set forth in the footnotes to the pro forma consolidated condensed financial statements.

The pro forma consolidated condensed financial statements may not be indicative of the results that actually would have occurred if the Reverse Merger had been in effect on the dates indicated or which may be obtained in the future.  You should read the pro forma consolidated condensed financial statements in conjunction with the financial statements and notes to financial statements of Dynamic and UTS included in this Information Statement.

DYNAMIC NATURAL RESOURCES, INC.
UNAUDITED PRO FORMA BALANCE SHEET
MARCH 31, 2008

	DYNI	UTS	ADJ DEBIT/CRE	PRO FORMA
ASSETS
Current Assets:
Cash	$15,674	$20,090		$35,764
Accounts Receivable		149,724		149,724
Other Current Assets	900	32,364		33,264
Total Current Assets	16,574	202,178		218,752

Property & Equipment Net	8,525	796		9,321

Other Assets:
Oil and Gas Properties	318,963	-		318,963
Total other Assets	318,963	-		318,963

TOTAL ASSETS	$344,062	$202,964		$547,036

LIABILITIES & STOCKHOLDERS EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$3,869	$91,985		$95,854
Accrued Liabilities	-	103,734		103,734
Total Current Liabilities	3,869	195,719		199,588

Long Term Liabilities	12,708	38,853		51,561

TOTAL LIABILITIES	16,577	234,572		251,149

Stockholders Equity (Deficit)
Common stock at $0.0001 per value; 100,000,000 shares authorized; issued and outstanding: 14,191,533 shares	2,747	1,111	(2,439)	1,419
Additional paid-in capital	957,053	471,268
Accumulated deficit	(632,315)	(503,977)		(1,136,292)

Stockholders’ Equity (Deficit)	327,485	(31,598)		295,887

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$344,062	$202,974		$547,036

DYNAMIC NATURAL RESOURCES, INC.
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
MARCH 31, 2008

	DYNI	UTS	ADJ DEBIT/CRE	PRO FORMA

Revenue	$-	$265,270		$265,270
Cost of Revenue	-	159,715		159,715
Gross Profit	-	105,555		105,555

Operation Expenses:
General and Administrative	18,471	98,108		116,573
Professional Fees	5,093	2,205		7,898
Total operating Expenses	23,564	100,307		123,871

Net Income (Loss)	$(23,564)	$5,248		$(18,316)

Basic and Diluted net Income (loss) per share	$(0.01)	$0.00		$(0.01)

Weighted Average Number of Shares used in Calculation Basic and Diluted Net income (loss) Per share	3,084,033	11,107,500		14,191,533

POSSIBLE REGULATORY RISKS ASSOCIATED WITH UTS

UTS may have exposure for possible violations of securities laws in connection with its early financing activities. During the SEC review of UTS’s Form SB-2 registration statement filed November, 2006, the SEC commented that UTS was not able to characterize the proposed securities transaction registration as a re-sale registration because it did not qualify for certain claimed exemptions from registration. In effect, UTS’s intended private securities offering was an unregistered public offering for which a fixed-price registration statement was required.  Accordingly, UTS could have resulting regulatory exposure for non-compliance with the securities registration provisions of state or federal securities laws.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the shareholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the shareholder can notify us that the shareholder wishes to receive a separate copy of this Information Statement or other communications to the shareholder in the future.  In the event a shareholder desires to provide us with such notice, it may be given verbally by telephoning our offices at (508) 463-6290, or by mail to our address at 78 South Street
Suite 202, Wrentham, MA 02093.

ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

Exhibits

1)	Dissenter’s Rights: Nevada Revised Statute, Title 7, §92A
2)	Audited UTS Financial Statements
3)	March 26, 2008 Board Resolution

DYNAMIC NATURAL RESOURCES, INC.

By:	/s/ Scott Masse
Scott Masse
CEO